EXHIBIT 99

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

Kal Goldberg
Financial Dynamics
Tel: +1 212 850 5731
E: kal.goldberg@fd.com

FOR IMMEDIATE RELEASE
August 4th, 2008

ORIENT-EXPRESS HOTELS REPORTS SECOND QUARTER 2008 RESULTS

Second Quarter 2008 highlights

•                  Second quarter total revenues of $188.6 million, up 14% over prior year

•                  Same store RevPAR up 16% in U.S. dollars, 10% in local currency

•                  EBITDA of $52.0 million, up 4% over prior year

•                  Second quarter net earnings from continuing operations of $21.7 million, up 7% over prior year

•                  EPS from continuing operations of $0.51 per common share. Adjusted EPS of $0.49 per common share

First Half 2008 highlights

•                  Half year total revenues of $308.6 million, up 17% over prior year

•                  Same store RevPAR up 15% in U.S. dollars, 11% in local currency

•                  Half year EBITDA of $68.4 million up 5% over prior year

•                  Half year net earnings from continuing operations of $19.3 million, up 9% over prior year

•                  EPS from continuing operations of $0.46 per common share. Adjusted EPS of $0.40 per common share

Hamilton, Bermuda, August 4, 2008.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced its results for the second quarter and first half of 2008.

For the second quarter, the Company reported net earnings of $19.5 million ($0.46 per common share) on revenue of $188.6 million, compared with net earnings of $19.7 million ($0.46 per common share) on revenue of $165.1 million in the second quarter of 2007. The net earnings from continuing operations for the period were $21.7 million ($0.51 per common share), compared with net earnings of $20.2 million ($0.47 per common share) in the second quarter of 2007. The adjusted net earnings from continuing operations for the period were $20.9 million ($0.49 per common share), compared with adjusted net earnings of $20.3 million ($0.48 per common share) in the second quarter of 2007.

For the first half of 2008, the Company reported net earnings of $15.1 million ($0.36 per common share) on revenue of $308.6 million, compared with net earnings of $16.0 million ($0.38 per common share) on revenue of $262.7 million in the first half of 2007. The net earnings from continuing operations for the period were $19.3 million ($0.46 per common share), compared with net earnings of $17.7 million ($0.42 per common share) in the first half of 2007. The adjusted net earnings from continuing operations for the period were $17.0 million ($0.40 per common share), compared with adjusted net earnings of $17.9 million ($0.42 per common share) in the first half of 2007.

“Overall, despite challenging worldwide macro-economic conditions, we are pleased to deliver another solid quarter”, said Paul White, President and Chief Executive Officer. “Revenues have essentially grown as expected, with local currency RevPAR growth continuing in line with forecasts. In the quarter, on a same store basis the Company held EBITDA margins to 30%. We continue to execute our long-term strategy and have achieved several significant milestones.”

Business Highlights

Revenue was up 14% over the second quarter of 2007, reflecting Owned Hotels same store RevPAR growth of 16% in US dollars (10% in local currency), and a 16% increase in revenues from Trains and Cruises.

Revenue from Owned Hotels for the second quarter was $140.2 million, up 12% over the same period in 2007. Revenues in all geographic areas contributed to the growth, with Rest of World leading the way with 19% growth. The quarter includes revenues of $1.5 million in 2008 from Hotel das Cataratas, which was acquired in October 2007. On a same store basis, RevPAR growth in Rest of World was 14%.

In Europe the Grand Hotel Europe, La Residencia and Le Manoir aux Quat’ Saisons showed strong revenue growth (all above 10%), while revenues in Italy were flat. Hotel Caruso was negatively impacted by the garbage crisis in Naples. Elsewhere, the Windsor Court and Inn at Perry Cabin in North America saw revenues grow 9% and 19% respectively. Revenues at the Copacabana Palace grew 21%, and revenues in Asian hotels grew 27%.

Revenues from Trains and Cruises increased by 16% and included a strong performance by the Venice Simplon-Orient-Express, which had revenue growth of 19%.

EBITDA before Real Estate grew 5% from $49.9 million to $52.5 million.

Same store RevPAR growth of Owned Hotels was up 16% in U.S. dollars (10% in local currency).

Regional Performance

Europe:  For the second quarter, revenues from Owned Hotels were up 11% year-over-year from $77.0 million to $85.7 million. EBITDA was $34.2 million in 2008 versus $31.8 million in the prior year. Same store RevPAR increased by 19% in U.S dollars, from $406 to $483, and by 10% in local currency.  The primary driver behind the increase in EBITDA was the Grand Hotel Europe (up $3.2 million), which continued to benefit from strong local market conditions.  As expected, the European hotels were impacted by softer outbound business from the USA and the UK in the shoulder season.

North America:  Revenue increased by 8% to $23.7 million compared with the second quarter of 2007, and EBITDA was level at $3.3 million.  Same store RevPAR for the region increased by 7%. The properties in the region held their ground despite softer market conditions. However, EBITDA for the region was impacted by La Samanna, which was down $0.6 million, mainly because the hotel’s Euro cost base eroded its margin on dollar income.

Southern Africa:  Revenue was level at $8.2 million compared with 2007, and EBITDA was down $0.7 million.  The second quarter is the low season for this region, which benefited last year from higher on-site spending by government groups.

South America:   Revenue increased to $12.6 million from $9.2 million in the second quarter of 2007.  The quarter includes revenues of $1.5 million in 2008 from Hotel das Cataratas, which was acquired in October 2007.  EBITDA was $1.1 million, down from $2.2 million last year.  The quarter includes an EBITDA loss of $1.6 million at Hotel das Cataratas.  Same store RevPAR for the region decreased by 2% from $195 to $191.  While the Copacabana Palace delivered a solid result, the region’s EBITDA was impacted by Hotel das Cataratas, which is, as expected, loss making during its renovation program which commenced in April 2008, and will continue to be loss making until the renovation of 200 rooms, including 13 suites and a spa, is completed in September 2009.  The hotel will remain open throughout.

Asia Pacific:    Revenue for the second quarter increased by 20% to $10 million compared with the second quarter of 2007.   EBITDA increased from $1.0 million to $1.3 million. Same store RevPAR for the region increased by 31% from $122 to $160 (19% in local currency). The Asian hotels results continued to improve following their acquisition in 2006, except for The Governor’s Residence in Burma, which was impacted year-on-year by the recent events in that country.

Hotel management and part-ownership interests:  EBITDA for the second quarter was $7.7 million compared with $7.0 million last year.  The improvement in performance was evenly spread among the Company’s management and part-ownership interests.

Restaurants:  Revenue from restaurants in the second quarter was $5.3 million compared with $5.6 million last year, and EBITDA was $0.9 million compared with $1.3 million last year.  The ‘21’ Club was impacted by reduced volumes in its banqueting operations.

Trains and Cruises:  Revenue increased by 16% to $30.9 million compared with the second quarter in 2007, and EBITDA increased by 13% to $9.8 million.  There were strong performances in particular from the Venice Simplon-Orient-Express (EBITDA up $0.7 million) and from PeruRail (Company’s share of earnings up $0.8 million).

Central costs:  In the second quarter, central costs were $7.2 million compared with $7.3 million in the second quarter of 2007.

Real Estate:  In the second quarter, there was an EBITDA loss of $0.5 million. For Cupecoy Yacht Club (renamed Porto Cupecoy), sales and costs continue to be recorded on the percentage-of-completion basis.  As anticipated, there were no recorded sales during the quarter at any of the Company’s residential developments.

Interest:  The interest charge for the quarter was $11.5 million compared with $12.9 million in the first quarter of 2008 and $10.9 million in the second quarter of 2007.  The reduction over the prior quarter is mainly due to the change in the fair value of an interest rate swap.

Tax:   The tax charge reported by the Company for the quarter was $11.2 million compared with a tax charge of $10.1 million in the prior year. The tax charge reported by the Company for the six months ended June 30, 2008 was $8.8 million compared with a tax charge of $8.6 million in the first six months of 2007. The Company’s effective tax rate for the six months ended June 30, 2008, including earnings from consolidated and unconsolidated operations but excluding discontinued operations was 31.2% compared with 32.6% for the same period in 2007.

Discontinued Operations: The charge in the second quarter was $2.3 million.  This represents trading losses and maintenance capital expenditure at the Bora Bora Lagoon Resort, French Polynesia, which is being marketed for sale by Jones Lang LaSalle.

Investment:   Total capital expenditure in the second quarter was $29.4 million, which included various projects at, in particular, El Encanto, Grand Hotel Europe and Hotel das Cataratas.  A total of $15.1 million was invested during the quarter in the Company’s developments at Porto Cupecoy and the Villas at La Samanna.

Balance Sheet:  At June 30, 2008, the Company’s total debt was $835.2 million, working capital facilities were $64.5 and cash balances amounted to $73.3 million, giving a total net debt of $826.4 million compared with total net debt of $817.1 million at the end of the first quarter of 2008.

At June 30, 2008, debt was approximately 42% fixed and 58% floating.  The weighted average maturity of the debt was 3.9 years and the weighted average interest rate (including margin) was 5.54%.  The Company had cash and funds available under revolving credit facilities totaling $118.7 million.

Outlook

“Looking to the second half of 2008, we expect to see some margin compression,” continued Mr. White.  “This pressure is being driven primarily by the impact of inflation, including rising worldwide food and fuel prices.  Our client base has traditionally shown resilience throughout economic cycles. We must continue to sharply focus our resources on providing them the highest levels of service.  We are holding fast to our operating philosophies, which are key to generating and maintaining customer loyalty in the unique niche in which Orient-Express Hotels operates.”

*********

Reconciliation to reported earnings

	Three months ended June 30		Six months ended June 30
$’000 – except per share amounts	2008	2007	2008	2007

EBITDA	52,008	49,893	68,425	65,066
Adjusted items:
Hotel das Cataratas (1)	1,574	—	1,655	—
Management restructuring and related costs (2)	—	872	—	872
Adjusted EBITDA	53,582	50,765	70,080	65,938

US GAAP reported net earnings	19,464	19,703	15,126	16,022
Discontinued operations net of tax	2,257	538	4,220	1,723
Net earnings from continuing operations	21,721	20,241	19,346	17,745
Adjusted items net of tax:
Hotel das Cataratas (1)	1,079	—	1,152	—
Management restructuring and related costs (2)	—	872	—	872
Foreign exchange gain (3)	(1,894)	(797)	(3,541)	(758)
Adjusted net earnings from continuing operations	20,906	20,316	16,957	17,859
Reported EPS	0.46	0.46	0.36	0.38
Reported EPS from continuing operations	0.51	0.47	0.46	0.42
Adjusted EPS from continuing operations	0.49	0.48	0.40	0.42
Number of shares (millions)	42.47	42.40	42.47	42.33

(1)	Result from Hotel das Cataratas, currently undergoing full refurbishment program and not yet operating as an Orient-Express Hotel.
(2)	The Company incurred costs in 2007 relating to the restructuring of senior management made up principally of executive recruitment fees and additional director, legal and other advisory fees.
(3)	Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

*****

Management evaluates the operating performance of the company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP.  Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the company’s core operations.  Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, failure to complete binding agreements for the proposed joint venture with The Related Group or to pursue successfully the initial projects of that venture, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Tuesday, August 5, 2008 at 10.00 hrs ET (15.00 BST) which is accessible at +1 866 966 9439 (US toll free) or +44 (0)1452 555 566 (Standard International access).  The conference ID is 54999248.  A re-play of the conference call will be available until 5.00pm (ET) Tuesday, August 12, 2008 and can be accessed by calling +1 866 247 4222 (US toll free) or +44 (0)1452 550 000 (Standard International) and entering replay access number 54999248.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended June 30, 2008

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended June 30
$’000 – except per share amount	2008	2007

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	85,674	76,999
- North America	23,720	21,986
- Rest of World	30,840	25,809
Hotel management & part ownership interests	7,736	7,029
Restaurants	5,288	5,643
Trains & Cruises	30,932	26,755
Revenue and earnings from unconsolidated companies before Real Estate	184,190	164,221
Real Estate	4,443	847
Total (1)	188,633	165,068

Analysis of earnings
Owned hotels
- Europe	34,190	31,778
- North America	3,325	3,315
- Rest of World	3,633	5,130
Hotel management & part ownership interests	7,736	7,029
Restaurants	920	1,288
Trains & Cruises	9,826	8,712
Central overheads	(7,159)	(7,335)
EBITDA before Real Estate	52,471	49,917
Real Estate	(463)	(24)
EBITDA	52,008	49,893
Depreciation & amortization	(10,282)	(9,757)
Interest	(11,461)	(10,910)
Foreign exchange	2,617	1,151
Earnings before tax	32,882	30,377
Tax	(11,161)	(10,136)
Net earnings from continuing operations	21,721	20,241
Discontinued operations	(2,257)	(538)
Net earnings on common shares	19,464	19,703
Earnings per common share	0.46	0.46
Number of shares – millions	42.47	42.40

(1)                                  Comprises earnings from unconsolidated companies of $7,277,000 (2007 - $5,611,000) and revenue of $181,356,000 (2007 - $159,457,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended June 30, 2008

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2008	2007
Average Daily Rate (in U.S. dollars)
Europe	924	737
North America	365	356
Rest of World	264	234
Worldwide	525	461

Rooms Available (000’s)
Europe	91	91
North America	57	56
Rest of World	110	94
Worldwide	258	241

Rooms Sold (000’s)
Europe	56	61
North America	39	37
Rest of World	61	57
Worldwide	156	155

RevPAR (in U.S. dollars)
Europe	566	495
North America	251	235
Rest of World	148	142
Worldwide	318	297

			Change %
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	483	406	19%	10%
North America	255	238	7%	7%
Rest of World	168	144	16%	14%
Worldwide	305	264	16%	10%

ORIENT-EXPRESS HOTELS LTD

Six Months ended June 30, 2008

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Six months ended June 30
$’000 – except per share amount	2008	2007

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	112,813	98,114
- North America	50,390	45,124
- Rest of World	71,607	58,697
Hotel management & part ownership interests	12,954	11,676
Restaurants	10,154	10,938
Trains & Cruises	42,117	37,330
Revenue and earnings from unconsolidated companies before Real Estate	300,035	261,879
Real Estate	8,526	847
Total (1)	308,561	262,726

Analysis of earnings
Owned hotels
- Europe	30,446	28,223
- North America	10,625	9,435
- Rest of World	16,380	17,214
Hotel management & part ownership interests	12,954	11,676
Restaurants	1,569	2,156
Trains & Cruises	11,369	9,860
Central overheads	(13,958)	(13,016)
EBITDA before Real Estate	69,385	65,548
Real Estate	(960)	(482)
EBITDA	68,425	65,066
Depreciation & amortization	(20,566)	(18,532)
Interest	(24,390)	(21,448)
Foreign exchange	4,662	1,253
Earnings before tax	28,131	26,339
Tax	(8,785)	(8,594)
Net earnings from continuing operations	19,346	17,745
Discontinued operations	(4,220)	(1,723)
Net earnings on common shares	15,126	16,022
Earnings per common share	0.36	0.38
Number of shares – millions	42.47	42.33

(1)                                  Comprises earnings from unconsolidated companies of $12,525,000 (2007 - $9,100,000) and revenue of $296,036,000 (2007 - $253,626,000).

ORIENT-EXPRESS HOTELS LTD

Six Months Ended June 30, 2008

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2008	2007
Average Daily Rate (in U.S. dollars)
Europe	772	639
North America	417	396
Rest of World	283	260
Worldwide	451	408

Rooms Available (000’s)
Europe	155	154
North America	114	112
Rest of World	233	198
Worldwide	502	464

Rooms Sold (000’s)
Europe	83	86
North America	77	73
Rest of World	144	128
Worldwide	304	287

RevPAR (in U.S. dollars)
Europe	416	356
North America	282	257
Rest of World	174	168
Worldwide	273	252

			Change%
			Dollar	Local Currency
Same Store RevPAR (in U.S. dollars)
Europe	360	298	21%	11%
North America	287	262	10%	10%
Rest of World	193	171	13%	11%
Worldwide	268	233	15%	11%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	June 30 2008	December 31 2007

Assets

Cash	73,343	94,365
Accounts receivable	82,179	62,847
Due from related parties	27,193	30,406
Prepaid expenses	22,004	16,115
Inventories	51,843	45,756
Other assets held for sale	58,431	54,417
Real estate assets	47,096	57,157
Total current assets	362,089	361,063

Property, plant & equipment, net book value	1,365,745	1,273,956
Investments	157,128	147,539
Goodwill	138,356	133,497
Other intangible assets	21,679	21,660
Other assets	53,558	50,722
	2,098,555	1,988,437

Liabilities and Shareholders’ Equity

Working capital facilities	64,504	64,419
Accounts payable	35,978	30,132
Due to related parties	—	—
Accrued liabilities	71,867	62,246
Deferred revenue	51,119	35,545
Other liabilities held for sale	5,313	5,619
Current portion of long-term debt and capital leases	115,779	127,795
Total current liabilities	344,560	325,756

Long-term debt and obligations under capital leases	719,406	658,615
Deferred income taxes	120,479	119,112
Other liabilities	36,815	34,669
Minority interest	2,022	1,754

Shareholders’ equity	875,273	848,531
	2,098,555	1,988,437